Exhibit 10.3

Contractor Agreement

pSivida Limited
ACN 009 232 026

Sol Capital Pty Ltd
ACN 129 790 478

Blake Dawson

Level 32, Exchange Plaza
2 The Esplanade
Perth WA 6000
Australia
T 61 8 9366 8000
F 61 8 9366 8111

Reference
09-1412-4432

©Blake Dawson 2008

Contents

1.	INTERPRETATION	1

2.	TERM OF AGREEMENT	4

3.	PROVISION OF SERVICES	4

4.	MONTHLY FEE	5

5.	INVOICES	5

6.	CONFIDENTIAL INFORMATION	6

7.	PRIVACY	6

8.	INTELLECTUAL PROPERTY	6

9.	OCCUPATIONAL HEALTH AND SAFETY	7

10.	TAXATION	7

11.	TERMINATION	8

12.	AMENDMENT	8

13.	GENERAL	8

Blake Dawson

Contractor Agreement

DATE 29 February 2008

PARTIES

pSivida Limited ACN 009 232 026 of Level 12, BGC Centre, 28 The Esplanade, Perth WA 6000 (the Principal)

Sol Capital Pty Ltd ACN 129 790 478 of Level 12, BGC Centre, 28 The Esplanade, Perth WA 6000 (the Contractor)

RECITALS

A.	Mr Aaron Finlay (Finlay) was employed by the Principal from 3 May 2004 as company secretary of the Principal (the Employment).

B.	Finlay was also the company secretary of pSiNutria Limited and a member of the board of pSiNutria Limited.

C.	The Employment was terminated on the ground of redundancy on 28 February 2008 (the Termination) as a result of the Principal:

(a)	undertaking a reconstruction scheme of arrangement under section 413 of the Corporations Act (Cth) 2001; and

(b)	ceasing to be an Australian listed company.

D.	Finlay resigned from the Offices on or before the Termination (the Resignation).

E.	Finlay and the Principal, executed a Deed of Release with respect to the Employment, the Offices, the Termination and the Resignation (the Deed).

F.	Finlay has intimate knowledge of the business, trade secrets, functions and work performed by employees of the Principal, customers and clients and processes and operations (among other things) of the Principal. As a condition precedent to completion of the Deed, the Principal and the Contractor have agreed that the Principal will engage the Contractor as a contractor to provide Finlay’s personal services to the Principal in accordance with this Agreement.

G.	The Contractor has agreed to accept the appointment as a contractor to the Principal and to provide the Services to the Principal as and when required by the Principal in accordance with this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this Agreement.

Additional Invoice is defined in clause 5 of this Agreement.

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Agreement means this agreement as amended from time to time in writing and signed by the Parties.

Commencement Date means 29 February 2008.

Confidential Information means (a) during the term, all information marked as confidential or advised in writing as being confidential in any form or medium concerning any past, present or future business, operations or affairs of the Principal, or of any customer of the Principal and (b) after the term all information described in (a) above whether or not so marked. Confidential Information includes but is not limited to:

(a)	all technical or non-technical data, formulae, patterns, programs, devices, methods, techniques, plans, drawings, models and processes, source and object code, software and computer records;

(b)	all business and marketing plans and projections, details of agreements and arrangements with third parties, and customer and supplier information and lists;

(c)	all financial information, pricing schedules and structures, product margins, remuneration details and investment outlays;

(d)	all information concerning any employee, customer, Contractor or agent of the Principal;

(e)	the Principal’s policies and procedures; and

(f)	all information contained in this Agreement,

but Confidential Information excludes information that has come into the public domain other than by a breach of this Agreement.

Contractor means Sol Capital Pty Ltd ACN 129 790 478.

Finlay means Aaron Finlay.

GST means the same as in the GST Law.

GST Law means the same as “GST law” means in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Intellectual Property Rights means all present and future rights conferred by statute, common law or equity in or in relation to copyright, trade marks, designs, patents, circuit layouts, plant varieties, business and domain names, inventions and confidential information, and other results of intellectual activity in the industrial, commercial, scientific, literary or artistic fields whether or not registrable, registered or patentable.

These rights include:

a)	all rights in all applications to register these rights;

b)	all renewals and extensions of these rights; and

c)	all rights in the nature of these rights, such as Moral Rights.

Invoice is defined in clause 5 of this Agreement.

Materials means works, ideas, concepts, designs, inventions, developments, improvements, systems or other material or information, created, made or discovered by the Contractor (either alone or with others and whether before or after the Commencement Date) in the course of the Contractor’s engagement or as a result of using the resources of the Principal, or in any way relating to any business of the Principal.

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Moral Rights means rights of integrity of authorship, rights of attribution of authorship, rights not to have authorship falsely attributed and rights of a similar nature, that exist, or may come to exist, anywhere in the world in all Materials made or to be made by the Contractor in the course of the Contractor’s engagement.

Monthly Fee is defined in clause 4 of this Agreement.

Offices means all offices held by Finlay with the Principal and related bodies corporate, including but not limited to:

(a)	company secretary and officer of the Principal; and

(b)	company secretary and member of the board of pSiNutria Limited.

Party means a party to this Agreement.

Principal means pSivida Limited ACN 009 232 026.

Services means the services the Principal and the Contractor agree from time to time as relevant to the Principal’s operations and that are within the scope of the Contractor’s competence.

Term means the period of 6 months from the Commencement Date.

1.2	Rules for interpreting this Agreement

Headings are for convenience only, and do not affect interpretation. The following rules apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	any legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a policy, document or agreement, or a provision of a policy, document or agreement, is to that policy, document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a Party to this Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that Party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation, or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other gender.

(d)	If a word is defined, another part of speech has a corresponding meaning.

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(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	A reference to dollars or $ is to an amount in Australian currency.

2.	TERM OF AGREEMENT

2.1	This Agreement commences on the Commencement Date and will continue until:

(a)	expiration of the Term, unless this Agreement is extended in accordance with clause 2.2 of this Agreement; or

(b)	it is terminated earlier in accordance with clause 11 of this Agreement.

2.2	If the Principal and the Contractor agree, in writing, then this Agreement will continue to apply after the expiration of the Term on a month-to-month basis. Either party may terminate the Agreement at any time after the expiration of the Term by providing the other party with one month’s written notice or payment in lieu of notice.

3.	PROVISION OF SERVICES

3.1	Services

(a)	The Contractor will ensure the Services are provided in a proper and efficient manner in accordance with the terms of this Agreement.

(b)	The Contractor will ensure that the Services are performed diligently, competently, with care and skill in a proper and professional manner.

3.2	Provision of the Services

The Contractor will provide the Services at such reasonable times as the Principal and Contractor agree to a maximum of two days per week.

3.3	Location and facilities

(a)	The Contractor will provide the Services from a home office located at Finlay’s home, or at any other premises as the Contractor may determine in its sole discretion;

(b)	The Principal will provide the Contractor use of a laptop computer, blackberry, mobile phone and desktop computer for the Term.

3.4	Warranty

The Principal does not warrant that the Contractor has preference or priority in providing any service to the Principal.

3.5	Services to be provided by Finlay on behalf of the Contractor

(a)	Finlay is required to provide the Services to the Principal on behalf of the Contractor. The Services are not to (and cannot) be provided through any other person (e.g. an employee, contractor or agent of the Contractor).

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(b)	Finlay is made available by the Contractor to provide Services to the Principal pursuant to this Agreement. Finlay is solely the employee or sub-contractor of the Contractor and will not be construed to be the employee or sub-contractor of the Principal. Nor will the relationship between the Principal and Finlay be construed as one of employer and employee.

(c)	The Contractor will contract with Finlay to ensure that Finlay has obligations to the Contractor similar to the Contractor’s obligation in clauses 6, 8 and 9 of this Agreement.

4.	MONTHLY FEE

4.1	Monthly Fee

As full consideration for the provision of the Services, the Principal will pay the Contractor a fee of $13,000 gross per month (the Monthly Fee). The Monthly Fee is exclusive of GST.

4.2	Additional hours

If requested in writing by the Principal to work additional hours per month, the Principal will pay the Contractor an hourly rate of $240 per hour (exclusive of GST).

4.3	Reimbursement of expenses

The Contractor is not entitled to reimbursement by the Principal for any expenses incurred in providing the Services except with the Principal’s prior written approval.

4.4	Full payment for the Services

The Contractor agrees that payment of the amounts provided for in this clause constitute full payment for the provision of the Services, and the Principal is not liable to pay any other amount to the Contractor.

5.	INVOICES

5.1	Invoice Period

The Contractor will issue an invoice for the Monthly Fee each month in arrears (the Invoice) and also an additional invoice each month detailing any requested additional hours worked and any pre-approved amounts claimed for reimbursement in than month (the Additional Invoice).

5.2	Payment of invoice

The Principal will pay each Invoice and Additional Invoice within 7 days of receipt by the Principal of the Invoice and Additional Invoice and any supporting documentation reasonably required by the Principal.

5.3	Withholding reimbursement

The Principal may withhold any payment (or part of any payment) due to the Contractor under any Additional Invoice until the Contractor provides any supporting documentation reasonably required by the Principal (e.g. documentation supporting the reimbursement for expenses incurred).

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6.	CONFIDENTIAL INFORMATION

6.1	Confidential Information

The Contractor acknowledges that all Confidential Information of the Principal which has or may come into the possession of the Contractor remains the property of the Principal.

6.2	Non-disclosure

The Contractor must not, unless the Principal has first agreed in writing:

(a)	disclose to anyone else, or

(b)	use for a purpose other than the provision of the Services,

any of the Confidential Information either before or after the expiration or termination of the Term and/or this Agreement.

6.3	Return of Confidential Information

On termination or expiry of this Agreement, the Contractor must immediately return or cause to be returned, all originals and copies of any Confidential Information in its possession.

7.	PRIVACY

7.1	The Contractor must comply with his obligations under the Privacy Act 1988 (Cth).

7.2	The Contractor consents to the Principal collecting, using and disclosing information about the Contractor and the Services provided by the Contractor to the extent the Principal is carrying out its legitimate business. For example, that collection, use or disclosure may involve the Principal collecting information from or disclosing information to its accountants, lawyers, staff, customers or suppliers, insurers and other third parties for business reasons.

8.	INTELLECTUAL PROPERTY

8.1	In this clause Intellectual Property means all present and future rights whether or not conferred by statute, common law or equity in or in relation to any copyright, trade marks (including service marks), designs, business and domain names, circuit layouts, trade secrets, inventions (including patents), Confidential Information and know how and other results in the industrial, commercial, scientific, literary or artistic fields (whether registered or not and whether protected by statute or not).

8.2	The Contractor as beneficial owner assigns to the Principal absolutely all Intellectual Property in any material, work, ideas, concepts, designs, developments, improvements, systems, software, agreements or other materials prepared or created by the Contractor in connection with this Agreement or the provision of the Services (the Materials).

8.3	The Contractor must do all things necessary or desirable to give full effect to the assignment under this clause to the Principal.

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8.4	The Contractor warrants that:

(a)	the Materials, or the use or reproduction of the Materials, will not infringe the Intellectual Property Rights of any person; and

(b)	except as required by this clause, the Contractor will not assign, license or otherwise deal with the Materials.

8.5	On termination or expiry of this Agreement the Contractor must immediately deliver to the Principal all originals and copies of Materials in its possession or Materials that it can otherwise reasonably obtain.

8.6	Nothing in this Agreement prevents the Contractor from using any materials, software, formats and precedents that the Contractor owned or was licensed to use at the Commencement Date, whether or not the Principal has acquired rights under this Agreement (or otherwise) to any adaptation or reproduction of them through the Contractor’s provision of the Services.

9.	OCCUPATIONAL HEALTH AND SAFETY

The Contractor must comply with occupational health and safety legislation and all occupational health and safety policies and procedures issued by the Principal from time to time.

10.	TAXATION

10.1	Definitions in this clause

Words defined in the GST Law have the same meaning in this clause, unless it is clear that a different meaning is intended.

10.2	Payment of GST

In addition to paying the Monthly Fee under clause 4 or other consideration (which is exclusive of GST) the Principal must:

(a)	pay to the Contractor an amount equal to any GST payable for anything provided or supplied by the Contractor in connection with this Agreement; and

(b)	make that payment as and when the Principal must pay or provide the Monthly Fee or other consideration, but the Principal need not pay until 7 days after receiving a tax invoice.

10.3	Tax invoice

The Contractor must issue a tax invoice (or an adjustment note) to the Principal for any supply for which the Contractor may recover GST from the Principal under this Agreement.

10.4	Overpayment

The Contractor must refund to the Principal any overpayment by the Principal for GST within 14 days of the Contractor becoming aware of the overpayment.

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10.5	Claim for a cost

If a Party has a claim for a cost on which the Party must pay GST, the claim is for the cost plus all GST (except any GST for which that Party is entitled to an input tax credit).

10.6	Contractor must be registered for GST

The Contractor must be registered for GST purposes. If the Contractor is not registered for GST the Principal will have no obligation under this clause to pay GST to the Contractor.

11.	TERMINATION

11.1	Expiry of Term

Unless terminated earlier in accordance with clause 11.2 of this Agreement or extended in accordance with clause 2.2 of this Agreement this Agreement will terminate by the effluxion of time (without either Party having to provide notice or payment in lieu of notice) on expiry of the Term.

11.2	Early termination

(a)	At any time prior to the expiry of the Term either Party may terminate this Agreement by providing the other Party with one month’s written notice or payment in lieu of notice.

(b)	If the Principal terminates this Agreement in accordance with clause 11.2(a), the Principal will pay to the Contractor an amount equivalent to the Monthly Fee for each month remaining in the Term after the expiry of the notice period.

11.3	No additional payment

The Contractor acknowledges that termination of this Agreement does not entitle it to any form of payment or compensation by the Principal, except for payment of the Monthly Fee for the relevant notice period and, in the case of termination by the Principal, for each month remaining in the Term.

12.	AMENDMENT

This document can only be amended, supplemented or replaced by another document signed by the parties.

13.	GENERAL

13.1	Governing law

This Agreement is governed by the law in force in Western Australia.

13.2	Operation of this document

(a)	This Agreement contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document and has no further effect.

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(b)	Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

13.3	Inconsistency with other documents

If this Agreement is inconsistent with any other document or agreement between the parties, to the fullest extent permitted by law this Agreement prevails to the extent of the inconsistency.

13.4	Counterparts

This document may be executed in counterparts.

EXECUTED as an agreement

EXECUTED by pSivida Limited ACN 009 232 026:

/s/ Lori Freedman
Signature of director/secretary

Lori Freedman, VP, Corporate Affairs, General Counsel and Company Secretary
Name

EXECUTED by Sol Capital Pty Ltd, by its sole director and sole company secretary:	/s/ Aaron Finlay
Signature of sole director and sole company secretary

Aaron Finlay
Name

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